Exhibit 4.17

JOINDER TO COLLATERAL AGENCY AGREEMENT

ADDITIONAL PURCHASER

Upon execution of this Joinder to Collateral Agency Agreement (this “Joinder”), the undersigned shall, from August 19, 2015, become a “Noteholder” and a “Secured Party” under the Collateral Agency Agreement, dated as of February 21, 2012 (as amended, restated, supplemented or otherwise modified, the “Agreement”), by and among the Collateral Agent and the Noteholders party thereto and as acknowledged and consented to by the Obligors.  Capitalized terms used and not defined in this Joinder shall have meanings given in the Agreement.

As a party to the Agreement, the undersigned agrees to be bound by (a) all of the terms and conditions of the Agreement in its capacity as “Noteholder” and “Secured Party”, and (b) appoints U.S. Bank National Association as the Collateral Agent under the Agreement and the other Collateral Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be duly executed as of the date set forth above.

ALPHA CAPITAL ANSTALT

By:	/s/ Konrad Ackermann
Konrad Ackermann
Director

Address for notices:

Lettstrasse 32
9490 Vaduz
Principality of Liechtenstein